UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 13, 2017

PETRONE WORLDWIDE, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-30380	87-0652348
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2200 N. Commerce Parkway Weston, Florida		33326
(Address of Principal Executive Offices)		(Zip Code)

(Registrant's telephone number, including area code: (855) 297-3876

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

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Item 1.01. Entry into a Material Definitive Agreement.

Securities Purchase Agreements and Notes

On February 13, 2017, Petrone Worldwide, Inc. (“we,” “us,” “our,” or “Company”) consummated a transaction with Labrys Fund, L.P. (“Buyer”), whereby, upon the terms and subject to the conditions of that certain securities purchase agreement (the “First SPA”), we issued a convertible promissory note in the principal amount of $110,000.00 (the “First Note”) to Buyer. The Company received proceeds of $100,000.00 in cash from the Buyer. The First Note bears interest at the rate of 12% per year. The First Note is due and payable six months from the issue date of the First Note. We may prepay the First Note at any time during the initial 180 days after the issue date of the First Note, without any prepayment penalty, by paying the face amount of the First Note plus accrued interest through such prepayment date. Any amount of principal or interest that is due under the First Note, which is not paid by the maturity date, will bear interest at the rate of 24% per annum until the First Note is satisfied in full. The Buyer is entitled to, at any time or from time to time, convert the First Note into shares of our common stock, at a conversion price per share equal to fifty five percent (55%) of the lowest traded price or closing bid price of our common stock for the twenty (20) trading days immediately preceding the date of the date of conversion, upon the terms and subject to the conditions of the First Note. In connection with the issuance of the First Note, we agreed to issue 1,341,463 shares of our common stock (the “First Shares”) to Buyer, provided, however, that the First Shares must be returned to our treasury if we prepay the First Note as provided above. On February 20, 2017, we entered into an amendment to the First Note, whereby the Holder agreed to return the First Shares to treasury. The First Note contains representations, warranties, events of default, beneficial ownership limitations, and other provisions that are customary of similar instruments.

On February 21, 2017, we consummated a transaction with Buyer, whereby, upon the terms and subject to the conditions of that certain securities purchase agreement (the “Second SPA”), we issued a convertible promissory note in the principal amount of $65,000.00 (the “Second Note”) to Buyer. The Company received proceeds of $58,000.00 in cash from the Buyer. The Second Note bears interest at the rate of 12% per year. The Second Note is due and payable six months from the issue date of the Second Note. We may prepay the Second Note at any time during the initial 180 days after the issue date of the Second Note, without any prepayment penalty, by paying the face amount of the Second Note plus accrued interest through such prepayment date. Any amount of principal or interest that is due under the Second Note, which is not paid by the maturity date, will bear interest at the rate of 24% per annum until the Second Note is satisfied in full. The Buyer is entitled to, at any time or from time to time, convert the Second Note into shares of our common stock, at a conversion price per share equal to fifty five percent (55%) of the lowest traded price or closing bid price of our common stock for the twenty (20) trading days immediately preceding the date of the date of conversion, upon the terms and subject to the conditions of the Second Note. In connection with the issuance of the Second Note, we agreed to issue 1,497,000 shares of our common stock (the “Second Shares”) to Buyer. The Second Note contains representations, warranties, events of default, beneficial ownership limitations, and other provisions that are customary of similar instruments.

The foregoing descriptions of the First SPA, Second SPA, First Note, and Second Note are qualified in their entirety by reference to such First SPA, Second SPA, First Note, and Second Note, which are filed hereto as Exhibits 10.1, 10.2, 4.1 and 4.2, respectively, and are incorporated herein by reference

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item.

Item 3.02 Unregistered Sales of Equity Securities

The disclosure in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item. As of February 21, 2017, the Company had a total of approximately 30,001,360 shares of common stock issued and outstanding.

We claim an exemption from the registration requirements of the Securities Act, for the private placement of these securities pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder because, among other things, the transaction did not involve a public offering, Buyer is an accredited investor, Buyer acquired the securities for investment and not resale, and we took appropriate measures to restrict the transfer of the securities.

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Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
4.1	Convertible Promissory Note in the Principal Amount of $110,000.00, by and between Petrone Worldwide, Inc. and Labrys Fund, L.P.
4.2	Convertible Promissory Note in the Principal Amount of $65,000.00, by and between Petrone Worldwide, Inc. and Labrys Fund, L.P.
10.1	Securities Purchase Agreement, by and between Petrone Worldwide, Inc. and Labrys Fund, L.P., with respect to the First Note
10.2	Securities Purchase Agreement, by and between Petrone Worldwide, Inc. and Labrys Fund, L.P., with respect to the Second Note

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETRONE WORLDWIDE INC.

Date: February 21, 2017	/s/ Victor Petrone
Name: Victor Petrone
Title: President/Chief Executive Officer

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